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                                                                     EXHIBIT 8.1


                    [Letterhead of Debevoise & Plimpton LLP]


                                                                December 8, 2006


The Governor and Company of the Bank of Ireland
Lower Baggot Street
Dublin 2, Ireland

Ladies and Gentlemen:

         We have acted as special United States tax counsel to The Governor and Company of the Bank of Ireland, a corporation organized under the laws of Ireland (the "Bank"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, by the Bank, of a Registration Statement on Form F-3, filed with the Commission on December 8, 2006 (the "Registration Statement"), including a prospectus, dated December 8, 2006 (the "Prospectus"), relating to the registration of an unspecified and indeterminate aggregate principal amount of medium-term notes (the "Notes") and the public offering, from time to time, of the Notes as part of the Bank's medium-term note program. The Notes will be issued in one or more series, each of which may comprise one or more tranches, and will be issued pursuant to (i) the Indenture, dated as of December 8, 2006 (the "Indenture"), entered into between the Bank and The Bank of New York, as indenture trustee (the "Trustee") and (ii) the Distribution Agreement, dated as of December 8, 2006 (the "Distribution Agreement"), entered into between the Bank and the agents named therein.

         In rendering this opinion, we have reviewed or participated in the preparation of , (i) the Registration Statement, including the Prospectus, (ii) the Indenture and (iii) the Distribution Agreement (all of the foregoing, the "Transaction Documents").

         In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Bank and its subsidiaries and such other instruments and certificates of public officials, officers and representatives of the Bank and its subsidiaries and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Bank and its subsidiaries and others delivered to us and the representations and warranties contained in or made pursuant to the Transaction Documents and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) that the transactions described in or contemplated by the Transaction Documents have been or will be performed in accordance with the Transaction Documents and that the Transaction Documents accurately reflect the facts and circumstances of such transactions, (vi) the enforceability of the Transaction Documents and (vii) that the Notes executed are substantially identical to the form of note filed as Exhibit A or Exhibit B to the Indenture.



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         Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus, the statements of law or legal conclusions in the discussion under the heading "Material United States Federal Income Tax Considerations" in the Prospectus, to the extent they constitute matters of United States federal income tax law, represent our opinion.

         Our opinion is based on the Internal Revenue Code of 1986, as amended, treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. Our opinion is rendered only as of the date hereof, and could be altered or modified by changes in facts or circumstances, events, developments, changes in the documents reviewed by us, or changes in law, subsequent to the date hereof. We have not undertaken to advise you or any person with respect to any such change subsequent to the date hereof. We note that a pricing supplement may include additional federal income tax considerations relating to the particular Note covered thereby.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Material United States Federal Income Tax Considerations" and under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Debevoise & Plimpton LLP

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